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                                                                   Exhibit 10.61



                             FIRST AMENDMENT TO THE
            DTE ENERGY COMPANY EXECUTIVE DEFERRED COMPENSATION PLAN
                       (EFFECTIVE AS OF OCTOBER 1, 2003)


     The First Amendment to the DTE Energy Company Executive Deferred Compensation Plan is adopted pursuant to resolutions approved by the DTE Energy Company Board of Directors on September 25, 2003.

     1. Effective as of October 1, 2003, Section 2.07 "Cash Balance Plan" shall be amended and restated to read as follows:

          2.07. Cash Balance Plan. "Cash Balance Plan" means any cash balance defined benefit plan maintained by the Company or an Affiliated Company which is intended to be qualified under Code section 401(a); provided, however, that the MCN Traditional Option and the DTE Traditional Option of the DTE Energy Company Retirement Plan shall be included in the definition of "Pension Plan," and not in the definition of "Cash Balance Plan".

     2. Effective as of January 1, 2004, Section 2.08 "Cash Compensation" shall be amended and restated to read as follows:

          2.08. Cash Compensation. "Cash Compensation" means Annual Cash Bonus or other cash payments (other than Performance Share Awards payable in cash, which are defined in Section 2.28 "Performance Share Awards") payable to a Participant.

     3. Effective as of January 1, 2004, Section 2.14 "Contribution Subaccount" shall be amended and restated to read as follows:

          2.14. Contribution Subaccount. "Contribution Subaccount" means a hypothetical bookkeeping record maintained by the Company to track the various allocations to a Participant's account. For purposes of this Plan, the balance in each Account shall be allocated among the Annual Cash Bonus Subaccount, the Base Salary Subaccount (for Base Salary deferred prior to January 1, 2004), the Prior Plans Subaccount, and the Mandatory Deferral Subaccount (collectively, known as the Contribution Subaccounts) as defined in Section 5 herein.

     4. Effective as of October 1, 2003, Section 2.27 "Pension Plan" shall be amended and restated to read as follows:

          2.27. Pension Plan. "Pension Plan" means any defined benefit plan maintained by the Company or an Affiliated Company, which is intended to be qualified under Code section 401(a). "Pension Plan"

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          includes the MCN Traditional Option and the DTE Traditional Option of
          the DTE Energy Company Retirement Plan, but cash balance defined benefit plans shall otherwise be included in the definition of "Cash Balance Plan," and not in the definition of "Pension Plan."

     5. Effective as of January 1, 2004, Section 4.02 "Deferral of Base Salary" shall be deleted in its entirety.

     6. Effective as of January 1, 2004, Section 4.04 shall be amended and restated to read as follows:

          4.04. Restoration of Qualified Plan Benefits. Amounts intended to replace Qualified Plan benefits (but not earnings) under the Cash Balance Plan, the Pension Plan, or the Savings Plan which are reduced as a result of deferrals under Sections 4.01, 4.02, or 4.03 of this Plan will be restored through a Qualified Plan Make-up Subaccount in the DTE Energy Company Supplemental Retirement Plan.

     7.   Effective as of January 1, 2004, Subsections (a) through (c) of
Section 4.04 "Restoration of Qualified Plan Benefits" shall be deleted in their entirety.

     8. Effective October 1, 2003, Section 4.05 "Mandatory Deferral" shall be amended and restated to read as follows:

          4.05. Mandatory Deferral. The Company may credit to the Participant's Mandatory Deferral Subaccount, on the date on which such compensation would otherwise have been payable, amounts which would have been nondeductible under Code section 162(m) on the date on which such compensation would otherwise be payable. The Deferral Period for the Mandatory Deferral Subaccount shall be through the date on which the Participant ceases to be a "covered employee" as that term is defined in Code section 162(m)(3). Any amounts in the Mandatory Deferral Subaccount shall be paid in the form of a lump sum.

     9. Effective as of January 1, 2004, Section 5.01 "Establishment of Accounts" shall be amended and restated to read as follows:

          5.01. Establishment of Accounts. The Committee shall establish a hypothetical bookkeeping Account for each Participant. Each Participant's Account shall be divided into one or more Contribution
          Subaccounts:

          (a) For Participants deferring Base Salary prior to January 1, 2004, a "Base Salary Subaccount,"


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          (b)  For Participants deferring Annual Cash Bonus, an "Annual Cash
               Bonus Subaccount,"

          (c) For Participants who's Qualified Plan benefits are reduced because of their participation in this Plan, a "Qualified Plan Make-up Subaccount" in the DTE Energy Company Supplemental Retirement Plan,

          (d) For Participants deferring Performance Share Awards payable in cash, a "Performance Share Subaccount,"

          (e) For Participants whose compensation would otherwise be nondeductible under Code section 162(m), a "Mandatory Deferral Subaccount," and

          (f) For Participants whose balance from a Prior Plan has been transferred to this Plan, a "Prior Plan Subaccount."

          In addition, each Contribution Subaccount shall be divided into one or more Deferral Year Subaccounts, based on the Deferral Year of the contributions allocated to such Contribution Subaccount. The Prior Plan Subaccount shall be deemed to consist of one Deferral Year only.

     10. Effective as of January 1, 2004, Subsection (a) of Section 5.02 "Contribution Subaccounts" shall be amended and restated to read as follows:

               (a) Establishment of Contribution Subaccounts. A Participant's Contribution Subaccount shall be denominated on a monetary basis. The Committee shall cause each separate Contribution Subaccount to be maintained in the name of each Participant with respect to whom all or a portion of Base Salary (prior to January 1, 2004), Annual Cash Bonus, or Performance Share Awards has been deferred, whose Qualified Plan benefits have been reduced because of his participation in this Plan, whose compensation has been mandatorily deferred because of Code section 162(m), or whose Prior Plan Balance has been transferred to this Plan.

     11. Effective as of October 1, 2003, Subsection (b) of Section 6.01 "Distribution of Subaccounts" shall be amended and restated to read as follows:

          (b) Timing of Distributions. A lump sum distribution shall be made as of March 1 following the end of the Deferral Period or, if earlier, March 1 following the end of the Plan Year in which the Participant's employment terminated for any reason other than death. If a Participant has elected to


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          receive his distribution in annual installments, the first installment shall be made as of March 1 following the end of the Deferral Period or, if earlier, March 1 following the end of the Plan Year in which the Participant's employment terminated for any reason other than death. All subsequent annual installments shall be made on approximately the same date each calendar year thereafter for the remainder of the distribution period. If no Deferral Election is on file with respect to the Deferral Year Subaccount or no distribution option is indicated on the Deferral Election, the Participant's Deferral Year Subaccount shall be distributed as of March 1 following the end of the Plan Year in which the Participant's employment is terminated for any reason other than death. Timing of a distribution due to a Participant's death shall be governed by Section 7.03.

     12. Effective as of January 1, 2004, Section 6.03 "Change in Distribution Option" shall be amended and restated to read as follows:

          6.03. Change in Distribution Option. A Participant may change the distribution option previously selected for a particular Deferral Year Subaccount at any time while actively employed by submitting a revised Deferral Election applicable to such Deferral Year Subaccount to the Committee. A change in time or manner of an in-service distribution must be made by the December 31 prior to the March 1 payment date, and if the timing of such distribution is changed, the new deferral period must be for at least two years.

     13. Effective October 1, 2003, Section 6.04 "Hardship Withdrawals" shall be amended and restated to read as follows:

          6.04. Hardship Withdrawals. An active Participant may request, in writing to the Vice President, Human Resources, a hardship withdrawal of all or part of his remaining Account which will be paid within 30 days in a single lump sum. Such distribution shall be made only if the Vice President, Human Resources determines that the Participant has an unforeseen emergency that constitutes a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Payment may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or by cessation of deferrals under the Plan. The distribution shall be limited to the amount required to meet the financial hardship. In making these determinations, the Vice President, Human Resources shall utilize the


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          regulations proposed or adopted under Code section 457. Hardship distributions shall be deducted from Contribution Subaccounts in the following order (i) the Annual Cash Bonus Subaccount; and (ii) the Base Salary Subaccount. Within each Contribution Subaccount, oldest Deferral Year Subaccounts will be depleted first. If a Participant elects a hardship withdrawal, any on-going deferral will cease, and the Participant may not again be designated as an Eligible Employee eligible to make additional deferrals under the Plan until the enrollment period occurring at the end of the Plan Year following the Plan Year in which the withdrawal was made.

     14. Effective October 1, 2003, Section 6.05 "Unscheduled Withdrawals" shall be amended and restated to read as follows:

          6.05. Unscheduled Withdrawals. Active Participants shall be permitted to make certain unscheduled withdrawals as described below:

          (a) Election. Active Participants may request in writing to the Vice President, Human Resources an unscheduled withdrawal of the entire amount credited to the Participant's Account, including earnings, which will be paid within 30 days in a single lump sum.

          (b) Withdrawal Penalty. There will be a penalty deducted from the Account prior to an Unscheduled Withdrawal equal to 10 percent of the Participant's Account. If a Participant elects such a withdrawal, any on-going deferral will cease, and the Participant may not again be designated as an Eligible Employee eligible to make additional deferrals under the Plan until the enrollment period occurring at the end of the Plan Year following the Plan Year in which the withdrawal was made.

     This First Amendment to the DTE Energy Company Executive Deferred Compensation Plan is executed as September 25, 2003.

                                        DTE ENERGY COMPANY

                                        By: \s\ Larry E. Steward
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                                                Larry E. Steward
                                                Vice President, Human Resources



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